EXHIBIT 11.1
                              SEAGATE TECHNOLOGY, INC.
                        COMPUTATION OF NET INCOME PER SHARE
                        (In thousands except per share data)

                           Three Months Ended           Nine Months Ended

                          April 1,      April 2,      April 1,     April 2,
                            1994          1993          1994         1993
                          ________      ________      ________     ________

PRIMARY

Weighted average
  number of common
  shares outstanding
  during the period         71,140        67,530        70,098       67,159

Incremental common
  shares attributable
  to exercise of
  outstanding options
  (assuming proceeds
  would be used to
  purchase treasury
  stock)                     2,656         2,586         2,539        2,581
                          ________      ________      ________     ________
Total shares                73,796        70,116        72,637       69,740
                          ========      ========      ========     ========
Net Income:
  Amount                $   67,046    $   39,018    $  145,856   $  161,920
  Per share             $     0.91    $     0.56    $     2.01   $     2.32

FULLY DILUTED

Weighted average
  number of common
  shares outstanding
  during the period         71,140        67,530        70,098       67,159

Incremental common
  shares attributable
  to exercise of
  outstanding options
  (assuming proceeds
  would be used to
  purchase treasury
  stock) and conversion
  of 6-3/4% and 5%
  convertible
  subordinated
  debentures                19,249         8,864        13,092        9,010
                          ________      ________      ________     ________
Total shares                90,389        76,394        83,190       76,169
                          ========      ========      ========     ========
Net Income:
  Amount                $   67,046    $   39,018    $  145,856   $  161,920
  Add 6-3/4%
    convertible
    subordinated
    debentures
    interest, net of
    income tax effect        2,810         2,850         8,429        8,569
  Add 5% convertible
    subordinated
    debentures
    interest, net of
    income tax effect        2,112            --         2,480          --
                          ________      ________      ________    ________
Total                    $  71,968     $  41,868     $ 156,765   $  70,489
                          ========      ========      ========    ========
  Per share              $    0.80     $    0.55     $    1.88   $    2.24
                          ========      ========      ========    ========